UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13D-2
                               (AMENDMENT NO. 2)*

                                   LESCO, INC.
                                (Name of Issuer)

                         COMMON STOCK, WITHOUT PAR VALUE
                         (Title of Class of Securities)

                                    526872106
                                 (CUSIP Number)

                                 JANUARY 1, 2001
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                / / Rule 13d-l(b)

                                /X/ Rule 13d-l(c)

                                / / Rule 13d-l(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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                                  SCHEDULE 13G

--------------------------------                     ---------------------------

CUSIP NO. 526872106                                  PAGE 2 OF 9 PAGES
--------------------------------                     ---------------------------


--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     Hollybank Investment, L.P.
--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)/ /
                                                                          (b)/X/
--------------------------------------------------------------------------------

3    SEC USE ONLY
--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                              Delaware
--------------------------------------------------------------------------------

                    5        SOLE VOTING POWER
      NUMBER OF
       SHARES                182,200

                    ------------------------------------------------------------
    BENEFICIALLY
      OWNED BY      6        SHARED VOTING POWER
        EACH
      REPORTING              0

                    ------------------------------------------------------------
       PERSON
        WITH        7        SOLE DISPOSITIVE POWER

                             182,200
                    ------------------------------------------------------------

                    8        SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     182,200
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    / /
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1% (See Note 1)
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
         Note 1 - This Percentage is based on 8,570,000 shares of Common
                   Stock outstanding as of February 12, 2001.

                                  SCHEDULE 13G

--------------------------------                     ---------------------------

CUSIP NO. 526872106                                   PAGE 3 OF 9 PAGES
--------------------------------                     ---------------------------


--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     Thistle Investment LLC
--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)/ /
                                                                          (b)/X/
--------------------------------------------------------------------------------

3    SEC USE ONLY
--------------------------------------------------------------------------------


4    CITIZENSHIP OR PLACE OF ORGANIZATION

                              Delaware
--------------------------------------------------------------------------------

                    5        SOLE VOTING POWER
      NUMBER OF
       SHARES                14,800

                    ------------------------------------------------------------
    BENEFICIALLY
      OWNED BY      6        SHARED VOTING POWER
        EACH
      REPORTING              0

                    ------------------------------------------------------------
       PERSON
        WITH        7        SOLE DISPOSITIVE POWER

                             14,800
                    ------------------------------------------------------------

                    8        SHARED DISPOSITIVE POWER

                             0

--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,800
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    / /
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1% (See Note 1)
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
         Note 1 - This Percentage is based on 8,570,000 shares of Common
                   Stock outstanding as of February 12, 2001.

                                  SCHEDULE 13G

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CUSIP NO. 526872106                                  PAGE 4 OF 9 PAGES
--------------------------------                     ---------------------------


--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

      Dorsey R. Gardner
--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)/ /
                                                                          (b)/X/
--------------------------------------------------------------------------------

3     SEC USE ONLY
--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A
--------------------------------------------------------------------------------

                     5       SOLE VOTING POWER
      NUMBER OF
       SHARES                0   **Please refer to Item 4, Page 6 for disclaimer
                                 of beneficial ownership
     BENEFICIALLY    -----------------------------------------------------------
      OWNED BY       6       SHARED VOTING POWER
        EACH
      REPORTING              0

       PERSON        -----------------------------------------------------------
        WITH         7       SOLE DISPOSITIVE POWER

                             0 **Please refer to Item 4, Page 6 for disclaimer
                                 of beneficial ownership
                     -----------------------------------------------------------
                     8       SHARED DISPOSITIVE POWER

                             0
                     -----------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 **Please refer to Item 4, Page 6 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    /x/
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0% (See Note 1) **Please refer to Item 4, Page 6 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
     Note 1 - This Percentage is based on 8,570,000 shares of Common Stock outstanding as of February 12, 2001.

                                  SCHEDULE 13G

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CUSIP NO. 526872106                                   PAGE 5 OF 9 PAGES
--------------------------------                     ---------------------------


ITEM 1(A). NAME OF ISSUER:

         Lesco, Inc. (the "Company").

ITEM I(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         20005 Lake Road, Rocky River, Ohio 44116

ITEM 2(A). NAME OF PERSON FILING:

      The Persons filing this statement are Hollybank Investment, L.P., a Delaware limited partnership ("LP"), Thistle Investment LLC, a Delaware limited liability company ("LLC") and Dorsey R. Gardner, a general partner of LP and managing member of LLC ("Gardner").

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

      The business address of Gardner, LP and LLC is c/o Kelso Management Company, Inc., One International Place, Suite 2401, Boston, Massachusetts 02110.

ITEM 2(C). CITIZENSHIP:

         Hollybank Investment, L.P. - Delaware
         Thistle Investments LLC - Delaware
         Dorsey R. Gardner - U.S.A.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

      The title of the class of equity securities to which this statement relates is the shares of Common Stock, without par value (the "Shares"), of the Company.

ITEM 2(E). CUSIP NUMBER:

         526872106


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                                  SCHEDULE 13G

--------------------------------                     ---------------------------

CUSIP NO. 526872106                                   PAGE 6 OF 9 PAGES
--------------------------------                     ---------------------------


ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13d-l(b), OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

(a)/ /  Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
(b)/ /  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)/ /  Insurance company as defined in Section 3(a)(19) of the Act
        (15 U.S.C. 78c);

(d)/ / Investment company registered under Section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);
(e)/ /  An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f)/ / An employee benefit plan or endowment fund in accordance with 13d-1 ()(I)(ii)(F);
(g)/ / A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
(h)/ / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);
(i)/ / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)/ /  Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box. /X/

ITEM 4. OWNERSHIP:

      The information in Items 5-11 on the cover pages (pages 2 through 4) of this Schedule 13G is incorporated by reference.

      As of the date of this statement, LP is the beneficial owner of 182,200 Shares and LLC is the beneficial owner of 14,800 Shares. Gardner, as a general partner of LP and a managing member of LLC, may be deemed to beneficially own Shares beneficially owned by LP and LLC, respectively. Except to the extent of his interests as a limited partner in LP and a member of LLC, Gardner expressly disclaims such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner is the beneficial owner of the Shares owned by LP or LLC and covered by this statement.

                                  SCHEDULE 13G

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CUSIP NO. 526872106                                   PAGE 7 OF 9 PAGES
--------------------------------                     ---------------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        ot Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

ITEM 10. CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

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CUSIP NO. 526872106                                   PAGE 8 OF 9 PAGES
--------------------------------                     ---------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2001

                                        HOLLYBANK INVESTMENT, L.P.

                                        By:/S/ DORSEY R. GARDNER
                                           ---------------------------
                                                General Partner

                                        THISTLE INVESTMENTS LLC

                                        By: /S/ DORSEY R. GARDNER
                                           ----------------------------
                                                Managing Member

                                        DORSEY R. GARDNER

                                              /S/ DORSEY R. GARDNER
                                              ---------------------------
                                                Dorsey R. Gardner


      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                  SCHEDULE 13G

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CUSIP NO. 526872106                                    PAGE 9 OF 9 PAGES
--------------------------------                     ---------------------------


                                  EXHIBIT INDEX


99.1     Joint Filing Agreement. Incorporated herein by reference to Exhibit
99.1 to Amendment No. 1 of Schedule 13G filed electronically with the Securities and Exchange Commission on January 13, 2000 (Accession No.
0000898432-00-000044).